                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into between RONALD W. ERICKSON (hereinafter "Employee") and MILLER, JOHNSON, STEICHEN, KINNARD, INC. (hereinafter "MJSK") at its principal place of business at 5500 Wayzata Boulevard, Suite 800, Minneapolis, Minnesota 55416.

         WHEREAS, Employee has acted as Senior Vice President, Director of Retail Sales and Branch Manager of the Minneapolis office of John G. Kinnard & Company, Incorporated since June 1, 1999 pursuant to a written Employment Agreement;

         WHEREAS, John G. Kinnard & Company, Incorporated was acquired by MJSK's parent company Stockwalk.com Group, Inc. in September 2000 and Employee agreed to be employed by John G. Kinnard & Company, Incorporated following such acquisition until December 31, 2000 pursuant to a written employment agreement;

         WHEREAS, MJSK and Employee desire to amend the terms of Employee's employment terms and conditions.

         NOW, THEREFORE, it is agreed between the parties as follows:

         1. DUTIES. MJSK agrees to employ Employee, and Employee agrees to perform the duties of an Executive Vice President, Director of MJSK's Retail Equity Sales and Branch Manager of the MJSK Minneapolis office for the benefit of MJSK on a full-time basis commencing on January 1, 2001. The parties hereto acknowledge that effective on or about February 1, 2001, the Minneapolis office of MJSK will include the retail sales forces of the former John G. Kinnard and Company broker dealer and the R.J. Steichen & Company broker dealer. Employee's duties shall be to act as Director of MJSK's Retail Equity Sales and Branch Manager for all retail equity sales located in the MJSK Minneapolis office as well as to oversee said office's equity trading, equity institutional and equity research departments.

         2. COMPENSATION. For all services rendered during the term of employment, MJSK shall compensate Employee in accordance with the schedule attached hereto as Exhibit A. The terms and conditions of Employee's present Employment Agreement with John G. Kinnard & Company, Incorporated shall remain in full force and effect until December 31, 2000.

         3. BENEFITS. Employee will receive the full range of standard benefits that accrue to MJSK employees, including 401(k) plan, retirement plan, vacation, and medical plans, as Employee meets the eligibility criteria set forth in those benefit plans. MJSK reserves the right to modify, change, or discontinue its benefit plans. In such event, Employee will be eligible for such benefits as are then afforded to other MJSK employees in positions similar to that held by Employee.

         4. COMPLIANCE. Employee agrees to comply with and abide by all the rules and regulations of the securities industry as set forth in state and federal law, and in the rules and regulations of governmental agencies and self-regulatory bodies. Employee also agrees to comply with and abide by all internal rules and policies of MJSK as may be established and amended from time to time.

         5. TRADE SECRETS. Employee acknowledges and agrees that the identities of MJSK's customers and employees, and all memoranda, notes, records, statements, reports, and documents of every kind concerning customers or customer accounts, or concerning MJSK's internal operations and procedures, regardless of whether such documents were created by MJSK, MJSK's clearing broker, an employee or affiliate of MJSK, or by the Employee, and including all originals, copies, electronic and other data compilations (the "Records") are confidential business records and trade secrets of MJSK, and are the sole property of MJSK. Except as otherwise expressly permitted by MJSK in writing, Employee agrees to maintain the Records in the strictest confidence, to not share any Records with any person outside of MJSK,


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



except as necessary in the interest of MJSK. Upon Employee's termination, whether voluntary or involuntary, with or without cause, or whenever MJSK may request, Employee shall immediately relinquish possession to MJSK of all Records. Employee agrees that Employee will not at any time assert or claim an ownership or property interest in the Records nor use information from the Records in any manner that might adversely affect MJSK's best interests.

         6. TERM OF EMPLOYMENT. The Term of Employment under this Agreement shall commence on January 1, 2001 and shall continue through December 31, 2001. After the end of the Term of Employment, any continuing employment relationship between MJSK and Employee shall then be an "employment at will" relationship. That is, after the end of the Term of Employment, MJSK could terminate Employee at any time for any reason, or for no reason at all, with or without notice. Likewise, after the end of the Term of Employment, Employee could terminate his employment with MJSK at any time for any reason, or for no reason at all, with or without notice. Employee's employment hereunder may be terminated by MJSK prior to the expiration of the Term of Employment upon the happening of any of the following events: (i) expiration of the initial term of this Agreement, without renewal; (ii) death of Employee; (iii) notice to Employee that Employee's employment is terminated due to Employee's material inability to perform Employee's usual and customary duties by reason of total physical or mental disability where such disability has continued continuously for a period in excess of six (6) continuous months; or (iv) at any time by the Company for cause. For purposes of this Agreement, termination for cause shall mean: (i) if Employee commits any fraud, misappropriation or embezzlement; (ii) if Employee materially and repeatedly breaches any provision of this Agreement after notice thereof; or (iii) for any act, or failure to act, of Employee, attributable to his gross negligence or willful misconduct, which causes a material adverse effect on MJSK's business, condition, prospects or reputation, as determined by MJSK's Board of Directors in its reasonable business judgment.

         7. ARBITRATION. MJSK and Employee agree that any dispute regarding or arising out of this Agreement, the Employee's employment at MJSK, or any event occurring in connection with Employee's employment or termination of employment at MJSK, including but not limited to claims of fraud in the inducement of this contract, defamation, discrimination, or harassment, shall be submitted to arbitration pursuant to the Federal Arbitration Act. Such arbitration will be conducted before the National Association of Securities Dealers, Inc. ("NASD") in accordance with the NASD Code of Arbitration Procedure, or if the NASD refuses to accept jurisdiction, before the American Arbitration Association ("AAA") under the AAA's applicable Arbitration Rules. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in force after the termination of employment.

         8. INJUNCTIVE RELIEF. Notwithstanding the arbitration provision contained in this Agreement, Employee agrees that MJSK may apply for, and obtain from any state or federal court of competent jurisdiction, appropriate injunctive relief prohibiting, among other things, the violation of the terms of paragraph 5 of this Agreement, and may do so pending arbitration, pending a decision of the arbitration panel, and also for purposes of enforcing any decision of the arbitration panel. In the event that an order or decree for injunctive or other relief shall be granted to MJSK hereunder, Employee agrees to pay any and all costs and expenses of MJSK, including attorney's fees, incurred in obtaining such relief, and further, that the period from which any injunctive relief to enforce this Agreement shall commence shall be the date of obtaining such relief.

         9. INDEMNIFICATION. Employee agrees to indemnify and hold MJSK harmless against any and all losses and liabilities incurred by MJSK, including attorney fees, that result from (i) the Employee's breach of any obligation contained in this Agreement; (ii) Employee's violation of any state or federal law; (iii) Employee's violation of any rule or regulation of any regulatory or self-regulatory organization; (iv) Employee's violation of MJSK's internal policies and procedures; and (v) claims asserted against MJSK by Employee's customers that are based upon Employee's misconduct, except to the extent that Employee is indemnified by MJSK under its articles and by-laws.

         10. REPRESENTATIONS AND WARRANTIES. Employee hereby represents and warrants that he has read this entire Agreement, and has had an opportunity to ask MJSK representatives questions about it. Employee further represents and

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


warrants that he has had an opportunity to consult with an attorney (at Employee's expense) before signing this Agreement.

         11. ATTORNEY'S FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with this Agreement or any its provisions or any claims are asserted arising out of the employment relationship between the parties hereto, then the prevailing party, in addition to any other relief or remedy which that party may be entitled, shall be entitled to recover reasonable attorneys' fees and costs of the action or proceeding.

         12. ASSIGNMENT. MJSK shall have the right to assign this Agreement to an affiliate at anytime during the term hereof and Employee hereby consents to such assignment.

         13. GOVERNING LAW AND VENUE. This Agreement, and indeed the entire relationship between Employee and MJSK, shall be construed, interpreted, and enforced in accordance with the laws of the State of Minnesota. Any arbitration or other legal proceeding that may be brought by either party against the other shall be venued in Minneapolis, Minnesota.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates indicated below:



Dated:  December 20, 2000                            Miller, Johnson, Steichen, Kinnard, Inc.


                                                     By  /s/ Phil T. Colton
                                                       -----------------------------------------------------------
                                                         Its SVP/General Counsel
                                                            ------------------------------------------------------



Dated:  December 20, 2000                            By  /s/ Ronald W. Erickson
                                                       -----------------------------------------------------------
                                                         Ronald W. Erickson



                                    EXHIBIT A



         This Exhibit sets forth the compensation for Ronald W. Erickson, National Sales Manager, commencing on January 1, 2001 and continuing through December 31, 2001.

         A. SALARY. A salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year will be paid on a semi-monthly basis. This salary is guaranteed through December 31, 2001 so long as Employee remains employed by MJSK.

         B. BONUS. Provided Employee is an Employee of MJSK on December 31, 2001, then Employee shall be entitled to receive a bonus payment in an amount to be determined by the Chief Executive Officer and President of MJSK in their sole discretion; provided, however, that in no event shall such bonus amount, if earned, be less than Two Hundred Fifty Thousand Dollars ($250,000). Fifty Thousand ($50,000) shall be paid as a draw on July 1, 2001 against the bonus to be earned. In the event that the bonus is not earned by Employee, then Employee shall repay any amounts paid as a draw by MJSK as soon as practicable after written demand by MJSK with interest at the applicable federal rate for one year loans.

         C. CAR ALLOWANCE. So long as Employee remains employed by MJSK, MJSK shall pay Employee a monthly car allowance in the amount of Three Thousand and 00/100 Dollars ($3,000) per month through December 31, 2001.

         D. PARKING ALLOWANCE. So long as Employee remains in the employ of MJSK and is required to office in the downtown Minneapolis area, MJSK shall pay Employee a monthly parking allowance in the amount of Two Hundred Eight Dollars ($208.00).

         E. GRANT OF STOCK OPTION. Upon execution of this Agreement, MJSK shall cause its parent corporation, Stockwalk.com Group, Inc. to grant to Employee an option (the "Option") to purchase one hundred thousand (100,000) shares of the Company's common stock. The Option shall have an exercise price equal to the closing price of Stockwalk.com Group, Inc.'s common stock on the date prior to the date this Agreement is executed. The Option shall expire five (5) years from the date thereof and vest in accordance with the following schedule:


                              Date                      Number of Shares
                      -------------------            -------------------------

                        January 1, 2002                          33,333
                        January 1, 2003                          33,333
                        January 1, 2004                          33,334


The Option shall be evidenced by the Option Agreement attached hereto as Exhibit B.

         F. SEVERANCE PAYMENT. In the event Employee's employment is terminated by MJSK hereunder prior to December 31, 2001 for any reason other than cause or the death or disability of Employee, MJSK's sole obligation to Employee shall be the payment of a severance amount equal to Two Hundred Fifty Thousand Dollars ($250,000) and continuation of Employee's health insurance (by COBRA benefit extension or otherwise) for a period of no longer than one year from the date of termination.



Dated:  December 20, 2000                        MILLER, JOHNSON, STEICHEN, KINNARD, INC.


                                                     By  /s/ Philip T. Colton
                                                       ------------------------------------------------------------

                                                          Its SVP/General Counsel
                                                              -----------------------------------------------------




Dated:  December 20, 2000                            By  /s/ Ronald W. Erickson
                                                       ------------------------------------------------------------
                                                         Ronald W. Erickson









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